EXHIBIT (a)(1)(d)

palmOne, Inc.

Offer to Exchange Options

Election Form

Name	Options status as of March 1, 2004
Address

Please complete this Election Form by indicating whether or not you elect to participate in this program and return it to palmOne Stock Administration as instructed below. If you do not return the properly completed form by the deadline, you will be deemed to have rejected the offer.

Before signing this election form, please make sure you have received, read and understood the documents that make up this offer. By participating, you agree to all terms of the Offer to Exchange as set forth in the offer documents, as they may be amended.

☐	Yes, I elect to participate in the Offer to Exchange program. I have reviewed and acknowledge the completeness and accuracy of my unexercised options eligible for exchange as listed below. I have marked each of my eligible unexercised options, which I would like to tender for exchange and cancellation, and in which I give up my entire ownership interest. I further acknowledge that: (a) by participating in this Offer to Exchange, any and all options granted to me after August 31, 2003, regardless of exercise price, will also be cancelled; (b) my cancelled options will not be reinstated; and (c) I will not receive any new options if my employment with palmOne terminates for any reason before the new option grant date.

	Grant Number	Grant Date*	Grant Type	Exercise Price	Shares Granted	Shares Exercised	Shares Unexercised	Shares Vested	% Vested**
☐	Grant 1	3/1/2000	NQ	$530.10	500	0	500	500	100%
☐	Grant 2	5/11/2000	NQ	$353.11	200	0	200	192	96%
☐	Grant 3	4/19/2001	NQ	$107.42	200	0	200	200	100%

	Subtotal of options at least 75% vested						900

☐	Grant 4	2/23/2001	NQ	$325.21	250	0	250	182	73%

	Subtotal of options less than 75% vested						250

* The Grant Date for former Handspring employees is the effective date of the merger transaction and is not indicative of the original grant date.
** The % Vested shown is based on the original grant date and March 30, 2004.

☐	No, I elect NOT to participate in this Offer to Exchange program; I do not wish to exchange any options. I have reviewed and acknowledge the completeness and accuracy of my unexercised options eligible for exchange as listed above.

You may withdraw this election by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 5:00 p.m., Pacific Time, March 29, 2004, unless extended by written notice.

Employee Signature	Date and Time	E-mail Address (for confirmation of receipt of election form)

Return completed form to palmOne Stock Administration NO LATER than 5:00 p.m., Pacific Time, on March 29, 2004, unless extended by written notice, by either hand delivery to palmOne Stock Administration, Bldg 4, 1st Floor, Cube 070, 400 N. McCarthy Blvd., Milpitas, CA 95035, U.S.A., or by fax at (408) 503-7120 (primary), or (408) 503-2350 (alternate).